EXHIBIT 99.1

First Citizens BancShares Reports Earnings for 2009

RALEIGH, N.C., Jan. 25, 2010 (GLOBE NEWSWIRE) -- First Citizens BancShares Inc. (Nasdaq:FCNCA) reports earnings for 2009 of $115.6 million, or $11.08 per share, compared to $91.1 million, or $8.73 per share, earned during 2008, according to Frank B. Holding, Jr., chairman of the board. Net income as a percentage of average assets equaled 0.66 percent during 2009, compared to 0.56 percent during 2008. The return on average equity was 7.88 percent for 2009, compared to 6.13 percent for 2008. Results for 2009 include after-tax gains of $63.0 million related to the Federal Deposit Insurance Corporation (FDIC) assisted acquisitions of assets and liabilities of Temecula Valley Bank in Temecula, California and Venture Bank in Lacey, Washington. The gains resulted from the excess of the fair value of the recorded assets over the fair value of the liabilities assumed. Net income during 2009 also reflected improved net interest income, higher noninterest expense and additional provision for loan and lease losses.

Net interest income during 2009 increased $12.1 million, or 2.4 percent, versus 2008. Average interest-earning assets grew $974.8 million, or 6.6 percent, during 2009, much of which resulted from the acquisitions. However, the impact of low interest rates offset the benefit of asset growth. As a result, the taxable-equivalent net yield on interest-earning assets fell 15 basis points to 3.25 percent during 2009, when compared to 2008.

The provision for loan and lease losses increased $11.1 million, or 16.8 percent, during 2009. Net charge-offs for 2009 totaled $64.7 million, compared to $45.3 million recorded during the same period of 2008. Higher 2009 net charge-offs of noncovered loans were primarily noted in the commercial, unsecured revolving credit, and revolving residential mortgage loan portfolios. The ratio of net charge-offs to average loans and leases not covered by FDIC loss-share agreements in 2009 equaled 0.56 percent, compared to 0.40 percent for the prior year.

The gain recognized on the acquisitions totaled $103.5 million during 2009. Other noninterest income declined $11.1 million, or 3.5 percent, during 2009. The general economic conditions resulted in reductions in service charge, cardholder, merchant services and wealth advisory services income during 2009.  However, as a result of rate-induced refinance activity, mortgage income increased during 2009.

Noninterest expense increased $51.2 million, or 8.4 percent, during 2009. Significantly contributing to that increase was the $24.2 million increase in FDIC deposit insurance expense. Costs related to the maintenance, writedown and resolution of other real estate owned increased $11.4 million during 2009, approximately $5.5 million of which relates to assets covered under loss-share agreements. Salaries and wages increased $5.1 million, or 2.0 percent, during 2009, primarily due to acquisitions. Benefit costs were up $5.5 million, or 9.3 percent, for the year as health insurance and pension costs continue to escalate. Occupancy costs grew $5.4 million, or 8.9 percent, due partly to acquired branches.

Under the purchase and assumption agreements with the FDIC, First Citizens received cash, investments securities, loans, foreclosed real estate, deposits and borrowings. The acquired loans and foreclosed real estate are covered by loss-share agreements with the FDIC that provide significant loss protection to First Citizens. As of December 31, 2009, First Citizens had $1.27 billion of covered assets, $174.5 million of which were nonperforming. Noncovered assets that are nonperforming as of December 31, 2009, totaled $103.8 million, compared to $71.7 million on December 31, 2008, an increase of 44.8 percent, primarily due to continuing weakness in the residential construction portfolio in the Atlanta, Georgia, and southwest Florida markets.

For the quarter ending December 31, 2009, First Citizens reported net income of $18.2 million, compared to $12.9 million for the corresponding period of 2008. Improved earnings during the fourth quarter 2009 resulted from significantly higher net interest income, improved noninterest income, and lower provision for loan and lease losses. Noninterest expense increased due to operating costs related to the acquisitions, FDIC insurance expense and foreclosure-related expenses.

Per share income for the fourth quarter 2009 totaled $1.75, compared to $1.24 for the same period a year ago. First Citizens' results generated an annualized return on average assets of 0.39percent for the fourth quarter of 2009, compared to 0.31 percent for the fourth quarter of 2008. The annualized return on average equity was 4.73 percent during the current quarter, compared to 3.43 percent for the same period of 2008.

Net interest income increased $18.2 million, or 14.7 percent, during the fourth quarter of 2009. The taxable-equivalent net yield on interest-earning assets improved 21 basis points to 3.49 percent, the result of favorable trends in time deposit costs and the positive impact of yields and rates on acquired loans and assumed deposits. Average loans and leases increased $1.21 billion, or 10.4 percent, during the fourth quarter of 2009, when compared to the same period in 2008, primarily due to the acquisitions. Average interest-bearing liabilities increased $995.8 million, or 8.0, percent over 2008, also substantially due to acquisitions.

The provision for loan and lease losses decreased $3.0 million during the fourth quarter of 2009, down 13.7 percent versus the same period of 2008. Net charge-offs equaled $14.6 million during the fourth quarter of 2009, compared to $18.0 million during the fourth quarter of 2008. The annualized ratio of net charge-offs to average noncovered loans and leases equaled 0.50 percent during the fourth quarter of 2009, versus 0.62 percent during the same period of 2008.

During the fourth quarter, adjustments to the initial fair values of acquired assets and assumed liabilities resulted in a $1.5 million reduction in the acquisition gains. Other noninterest income increased $7.8 million, or 10.8 percent, during the fourth quarter of 2009. The increase resulted primarily from the $4.4 million gain on the sale of the corporate bond trustee business. Noninterest expense increased $18.4 million during the fourth quarter of 2009. This 11.8 percent increase resulted primarily from higher personnel expenses and operating costs related to the acquired branches, a $4.7 million increase in foreclosure-related expenses and a $3.0 million increase in FDIC insurance expense.

As of December 31, 2009, First Citizens had total assets of $18.5 billion. First Citizens BancShares' subsidiaries, First Citizens Bank and IronStone Bank, provide a broad range of financial services to individuals, businesses, professionals and the medical community through a network of 430 branch offices, telephone banking, online banking and ATMs. For more information, visit First Citizens' Web site at firstcitizens.com.

This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens' actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens' filings with the SEC.

CONDENSED STATEMENTS OF INCOME
	Three Months Ended December 31		Year Ended December 31
(thousands, except share data; unaudited)	2009	2008	2009	2008
Interest income	$191,976	$195,366	$738,159	$813,351
Interest expense	49,575	71,211	227,644	314,945
Net interest income	142,401	124,155	510,515	498,406
Provision for loan and lease losses	19,117	22,142	76,864	65,805
Net interest income after provision for loan and lease losses	123,284	102,013	433,651	432,601
Gain on acquisitions	(1,465)	--	103,505	--
Other noninterest income	79,994	72,182	302,361	313,484
Noninterest expense	174,164	155,800	657,652	606,481
Income before income taxes	27,649	18,395	181,865	139,604
Income taxes	9,400	5,502	66,285	48,546
Net income	$18,249	$12,893	$115,580	$91,058
Taxable-equivalent net interest income	$143,445	$125,762	$515,446	$505,134
Net income per share	$1.75	$1.24	$11.08	$8.73
Cash dividends per share	0.300	0.275	1.20	1.10
Profitability Information (annualized)
Return on average assets	0.39%	0.31%	0.66%	0.56%
Return on average equity	4.73	3.43	7.88	6.13
Taxable-equivalent net yield on interest-earning assets	3.49	3.28	3.25	3.40
CONDENSED BALANCE SHEETS
(thousands, except share data; unaudited)	December 31 2009	December 31 2008	Change
Cash and due from banks	$480,242	$593,375	-19.07%
Investment securities	2,932,765	3,225,194	-9.07%
Loans covered under FDIC loss share agreements	1,158,520	--	--
Loans and leases not covered under FDIC loss share agreements	11,644,997	11,649,886	-0.04%
Allowance for loan and lease losses	(169,782)	(157,569)	7.75%
FDIC receivable for loss share agreements	243,857	--	--
Other assets	2,174,233	1,434,776	51.54%
Total assets	$18,464,832	$16,745,662	10.27%
Deposits	$15,337,570	$13,713,763	11.84%
Other liabilities	1,568,898	1,588,524	-1.24%
Shareholders' equity	1,558,364	1,443,375	7.97%
Total liabilities and shareholders' equity	$18,464,832	$16,745,662	10.27%
Book value per share	$149.35	$138.33	7.97%
Tangible book value per share	138.90	128.13	8.41%
SELECTED AVERAGE BALANCES
	Three Months Ended December 31		Year Ended December 31
(thousands, except shares outstanding; unaudited)	2009	2008	2009	2008
Total assets	$18,386,775	$16,741,696	$17,557,484	$16,403,717
Investment securities	3,134,971	3,147,906	3,412,620	3,113,887
Loans and leases	12,877,150	11,665,522	12,062,954	11,306,900
Interest-earning assets	16,319,612	15,247,645	15,846,515	14,871,671
Deposits	15,291,720	13,544,762	14,578,868	13,108,246
Interest-bearing liabilities	13,467,531	12,471,757	13,013,236	12,312,499
Shareholders' equity	$1,531,369	$1,497,619	$1,465,953	$1,484,605
Shares outstanding	10,434,453	10,434,453	10,434,453	10,434,453
ASSET QUALITY
(dollars in thousands; unaudited)	December 31 2009	December 31 2008	Change
Nonaccrual loans covered under FDIC loss share agreements	$63,984	$--	--
Nonaccrual loans and leases not covered under FDIC loss share agreements	58,417	39,361	48.41%
Other real estate covered under FDIC loss share agreements	110,525	--	--
Other real estate not covered under FDIC loss share agreements	40,607	29,956	35.56%
Troubled debt restructurings	4,744	2,349	101.96%
Total nonperforming assets	$278,277	$71,666	288.30%
Net charge-offs of noncovered loans and leases	64,651	45,331	42.62%
Ratio of nonperforming assets to loans, leases and other real estate:
Covered under FDIC loss share agreements	13.75	--
Not covered under FDIC loss share agreements	0.89	0.61
Total	2.15	0.61
Allowance for loan and leases losses to loans and leases not covered under loss share agreements	1.46	1.35
Net charge-offs to average loans and leases not covered under loss share agreements	0.56	0.40
CAPITAL INFORMATION
(dollars in thousands; unaudited)	December 31 2009	December 31 2008	Change
Tier 1 capital	$1,751,906	$1,649,675	6.20%
Total capital	2,047,160	1,935,993	5.74%
Risk-weighted assets	13,135,537	12,499,545	5.09%
Tier 1 capital ratio	13.34%	13.20%
Total capital ratio	15.58	15.49
Leverage capital ratio	9.54	9.88

CONTACT:  First Citizens BancShares, Inc.
          Barbara Thompson
          (919) 716-2716